As filed with the Securities and Exchange Commission on September 3, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FIRST CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-3782033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

(804) 273-1160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

First Capital Bancorp, Inc. 2010 Stock Incentive Plan

(Full title of plan)

John M. Presley

Chief Executive Officer and Managing Director

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

(804) 273-1160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dwight F. Hopewell Esq.

Kevin D. Pomfret, Esq.

LeClairRyan, a Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 783-2003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $4.00 par value	150,000 shares	$3.88	$582,000	$41.50

(1)	This Registration Statement also covers such additional and indeterminate number of shares of common stock of the Registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on September 3, 2010, as quoted on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2009 of First Capital Bancorp, Inc. (the “Company”).

(b)	The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 of the Company.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 14, 2007, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock offered hereby will be passed upon us for us by the law firm of LeClair Ryan, a Professional Corporation, Richmond, Virginia. Grant S. Grayson, the Chairman of the Company’s Board of Directors, is a partner in LeClair Ryan, a Professional Corporation.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provision indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The Registrant maintains a directors’ and officers’ liability insurance policy with Cincinnati Insurance Company, which provides coverage for the Registrant and for directors and officers of the Registrant against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Registrant. The policy is a “claims made” policy with a limit of liability of $4,000,000 for each policy period.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

5	Opinion of LeClairRyan, A Professional Corporation (filed herewith)

10.1	First Capital Bancorp, Inc. 2010 Stock Incentive Plan (filed herewith)

23.1	Consent of Cherry Bekaert & Holland, L.L.P. (filed herewith)

23.2	Consent of LeClairRyan (included in Exhibit 5)

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on September 3, 2010.

FIRST CAPITAL BANCORP, INC.

By	/S/ JOHN M. PRESLEY
John M. Presley
Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John M. Presley and William W. Ranson, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Name	Title	Date

/S/ JOHN M. PRESLEY		September 3, 2010
John M. Presley	Managing Director, Chief Executive Officer and Director (principal executive officer)

/S/ ROBERT G. WATTS, JR
Robert G. Watts, Jr.	President and Director (principal executive officer)	September 3, 2010

/S/ WILLIAM W. RANSON
William W. Ranson	Chief Financial Officer, Treasurer and Secretary (principal accounting and financial officer)	September 3, 2010

/S/ GRANT S. GRAYSON
Grant S. Grayson	Director	September 3, 2010

/S/ RICHARD W. WRIGHT
Richard W. Wright	Director	September 3, 2010

/S/ KAMESH N. DAVE, M.D.
Kamlesh N. Dave, M.D.	Director	September 3, 2010

/S/ DEBRA L. RICHARDSON
Debra L. Richardson	Director	September 3, 2010

/S/ GERALD YOSPIN
Gerald Yospin	Director	September 3, 2010

/S/ JAY M. WEINBERG
Jay M. Weinberg	Director	September 3, 2010

/S/ GERALD BLAKE
Gerald Blake	Director	September 3, 2010

/S/ YANCEY S. JONES
Yancey S. Jones	Director	September 3, 2010

/S/ JOSEPH C. STILES, JR.
Joseph C. Stiles, Jr.	Director	September 3, 2010